Certificate of Change filed Pursuant to NRS 78.209  For Nevada Profit Corporations

1.

Name of Corporation:

Cytta Corp.

2.

The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

3,900,000,000 common shares @ $0.00001 100,000,000 preferred shares @ $0.001

4.

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

13,000,000 common shares @ $0.001 after 300 to 1 reverse stock split 100,000,000 preferred shares @ $0.001

5.

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

12,630,490 common shares @ $0.001

6.

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

None

7.

Effective date and time of filing: (optional)

Date:

04/29/2013

Time:

8.

Signature

/s/ Gary Campbell

President

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